(Slide 1) Prior to start

(Slide 2) Moderator

Good morning ladies and gentlemen. Thank you for standing by. Welcome to the Sino Agro Food’s earnings conference call regarding the Company’s financial performance for its fiscal year ended December 31, 2010. Your host for today’s call is Lee Solomon, the Company’s Chairman and CEO. Before I turn the call over to Mr. Solomon, please be advised that the participants on today’s call will be in a listen only mode until Mr. Solomon has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the Company’s future expectations, including future revenue and earnings and all other statements made during this earnings conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The Company’s actual results could differ materially from expected results and the Company undertakes no obligation to update any such forward looking statements. I will now turn the call over to Mr. Solomon.

(Slide 3)Moderator

Solomon Lee I would like to welcome everyone to Sino Agro Food’s 2010 earnings conference call.  As you may or may not know, we issued a press release this past Friday which includes our 2010 financial results and notes thereto.  We will also file a copy of this call’s presentation on a Form 8-K which we will file with the Securities and Exchange Commission promptly after this call.  Company filings are available free of charge by accessing the Company’s information on the SEC’s website located at www.sec.gov.

We experienced strong growth in 2010 and we are pleased to present you with our results today and guidance for 2011. I look forward to taking your questions at the end of this presentation. I would like to turn the floor back to our moderator now to present our summary results for 2010 and guidance for 2011.

Moderator

Thank you Mr. Lee.

(Slide 4) Moderator

For the basis of this presentation and subsequent comments by management the business will be broken into four segments.

Fishery Operations” means the combination of Capital Award Inc. and SIAF’s China operation. Capital Award is currently engaged in modern fishery project management and consultancy services. We provide consulting and management services to fish farms that are adopting the A Power Technology (“APT”).

“Dairy Operations” means the combination of Hang Yu Tai Investment Limited and ZhongXingNongMu Co. Ltd. This is a dairy farm operation, including sales of fresh liquid milk, dairy products, fertilizer, livestock feed and cattle since 2006.

 “HU Plantation Operations” means the combination of Macau Eiji Company Limited and HangSingTai Agriculture Development Co. Ltd. The plantation operations include the growing and processing of HU Plants including sales of fresh and dried HU flowers and value added processed HU Flowers.

 “Beef, Feedstock and Fertilizer Operations” means the combination of HangSingTai Agriculture Development Co. Ltd. and SanJiang A Power United Agriculture Co. Ltd.  The beef operations are manufacturing and beef cattle farming, which includes the sales of bio-organic fertilizer, livestock feed and beef cattle.

(Slide 5) Moderator

 In this segment we will cover Fishery Operations.

(Slide 6) Moderator

On January 15, 2010, Capital Award signed a contract to build the first commercial indoor fishery in China using the Company’s A Power technology.  The farm is capable of producing 500 metric tons of pollution and chemical free seafood annually.

Construction began in June 2010 and major construction was completed in November 2010.

From September through November 2010, 300,000 “sleepy cod” fingerlings were ordered for stocking operations.

 Starting in November start-up operations had begun with testing, water treatment  and stocking operations expected to continue through the first part of 2011.

The first sales of fish are expected in mid 2011.

(Slide 7) Moderator

Revenue for Fishery Operations was $4.1 million in 2010 compared to $726K in 2009. Net income for 2010 was $3.6M compared to $672K in 2009.

(Slide 8) Moderator

On February 28, 2011, the Company applied to form Enping City Bi Tao A Power Prawn Culture Development Co., Limited (BTAPP), of which the Company would own a 25% equity interest. The approvals of the formation of BTAPP by the relevant authorities of the PRC Government is pending.

The new facility is expected to produce 2,000 metric tons of seafood annually.

(Slide 9)Moderator

Capital Award expects increased revenue in 2011 from construction, management and developer fees for its A Power RAS systems. Current and planned projects for 2011 are estimated by the Company to generate $32.2M dollars.

Operating costs are estimated by the Company to be approximately $12.6M in 2011.

Gross profit is estimated by the Company to be $19.5M in 2011.

(Slide 10)Moderator

In this segment we will cover Dairy Operations

(Slide 11) Moderator

In 2010 Zhongxing’s dairy operations added approximately 2,800 head of cattle to its herd.

 In the 4th quarter of 2009, the Company began retail trials of its value added dairy products.

On a limited basis starting in March 2010, the Company had begun selling its YuanTianRan brand of dairy products in Wal-Mart and Huahyuan Supermarket stores in the Beijing area.

The Company starting in 2010 had been working to establish foreign markets for its YuanTianRan brand in Singapore, Malaysia and the Mid East.

 In January 2010 the PRC Government set an average wholesale price of fresh un-processed milk at RMB4,100 per ton, or US$616.50 per ton, based on exchange rate as of December 31, 2010.

(Slide 12) Moderator

Revenue for Dairy Operations was $29.6 million in 2010 compared to $18 million in 2009. Net income for 2010 was $10.2 million compared to $8.4 million in 2009.

(Slide 13) Moderator

In an agreement signed February 15, 2011  between Hang Yu Tai Investment Ltd. (“HYT”) a wholly owned subsidiary of Sino Agro Food, Inc. and Mr. Sun Ximin (“SUN”), HYT has agreed to sell its 78% equity stake in ZX  and SUN has agreed to purchase HYT’s holdings resulting in the divestment of ZX. Total consideration for the sale was $31M, or the equivalent to 78% of ZX’s net assets plus a surplus sum of $4.9M.

Proceeds from the sale went towards purchase of land to support current and planned joint venture projects.  The Company expects to record a profit of $8.4M on the sale of the dairy in 2011.

(Slide 14) Moderator

The next segment will cover HU Plantation Operations.

(Slide 15) Moderator

In mid June 2009 the Company completed the construction of drying and processing facilities capable of drying up to 5 metric tons of fresh flowers per day.

In March 2010 a cool room and storage packing facility was completed.

The Company currently is harvesting 1,095 mu, or approximately 181 acres. The Company has up to 500 acres of land available for development.

The Company sells to approximately 25 wholesale markets in and around the City of Guangzhou.

As of December, 31, 2010 the average wholesale price of HU flowers was US $7.23 per kilogram.

Between March and June 2010 the Company began packing pickled value added products and began product trials with promising results.

(Slide 16) Moderator

In 2008, the 2007 planting showed a yield average of 7,500 flowers per mu, resulting in a total yield of approximately 2.15 million flowers harvested.  In 2009, year 2007 planting yielded an average of 57,894 flowers per mu, resulting in a total yield of approximately 16.5 million flowers. Based on this information the Company forecasted a total yield of approximately 60 million flowers in 2010.

Due to unexpected heavy rainfall in China in mid 2010 a significant portion of crop was lost, or unable to be harvested due to washed out access roads and muddy conditions. The total harvest for the 2010 season was approximately 31.5 million pieces of fresh flowers, almost half the expected harvest.

(Slide 17) Moderator

Revenue for HU Plantation Operations was $4.7 million in 2010 compared to $2.9 million in 2009. Net income for 2010 was $2 million compared to $1.7 million in 2009.

 (Slide 18) Moderator

Revenue for 2011 is estimated by the Company to be approximately $6.5M.

Gross profit for 2011 is estimated by the Company to be approximately $4.7M.

(Slide 19) Moderator

The next segment will cover Beef, Feedstock and Fertilizer Operations.

(Slide 20) Moderator

SJAP was awarded over RMB 400,000 in grants and negotiated RMB 10M in credit through the Agricultural Bank of China for its Farmer Cooperatives in early 2010.

SJAP increased its cropping land capacity by 1,650 acres  in 2010.

In March 2010 SJAP secured a beef processing facility

Sino Agro Food and SJAP develop a new cold weather Enzyme for use in stock feed and fertilizer production.

In mid 2010 SJAP completed the construction of 6 cattle houses.

In September 2010 SJAP received RMB 5M in additional grants and acquired an additional 170 MU of land under “Land Usage Rights”.

On November 20, 2010 SJAP received Government approval and permits for the manufacture, distribution and sales of organic fertilizer and feed stock.

As of December 2010 SJAP had stocked over 250 head of cattle.

(Slide 21) Moderator

Revenue for Beef, Feedstock and Fertilizer Operations was $1.9 million in 2010 compared to $0 in 2009. Net income for 2010 was $413,900 compared to $0 in 2009.

 (Slide 22) Moderator

The Company’s beef, feedstock and fertilizer operations are set to expand in 2011 with the addition of at least two new joint ventures. The Company purchased $52.7M of land use rights in China to support growth.

Combined revenue for 2011 from expanded operations are estimated by management to reach approximately $19M with gross profit of approximately $6.4M.

(Slide 23) Moderator

The next segment will cover the consolidated results for fiscal year 2010 combining all of the Company’s current operating subsidiaries.

(Slide 24) Moderator

Consolidated revenue for 2010 was $40.5M compared to $21.7 million in 2009 representing a 86.7% increase.

Net income from operations was $18.9 million in 2010 compared to $9.4 million in 2009 representing a 99.3% increase over 2009.

(Slide 25)Moderator

“Gap” earnings per share were $0.16 for 2010 versus $0.13 in 2009 representing a 23% increase. This difference was due to “gap” treatment on the extinguishment of debts using equity. Loss on extinguishment of debts are the amount of fair value of shares exchange over the amount of debts and that loss has no effect on cash flows, total assets and total liabilities.

(Slide 26) Moderator

This last portion will provide basic financial guidance for 2011.

(Slide 27) Moderator

Company Management has provided the following estimates for 2011:

Total revenue expected to increase to $58.3M for 2011. Total cost of goods estimated to be approximately $27.4M. Total gross profit estimated to increase to $30.8M. Earnings per share of approximately $0.39 cents fully diluted. Basic earnings per share of approximately $0.43 cents

EPS reflects a strong push toward improving operations and our bottom line in the future.  Our NTA (net tangible assets) will reflect a marked increase as we focus on both production quantity and quality in 2011.

In 2012, the Company focus will shift to marketing, with the establishment of many franchising and distribution networks to ensure that the Company’s products will reach the end consumer.  The result is a one-stop-shop for providing organic food to an ever growing urban population.

In 2013 the Company plans on listing our businesses individually on the Asian Stock Exchanges to enhance larger return opportunities for SIAF.

(Slide 28) Moderator

This concludes the financial summary for fiscal year 2010. I will now give the floor back to Sino Agro Food’s Chairman and Chief Executive Officer Mr. Solomon Lee.

Solomon Lee

Comments from Mr. Lee insert here

(Slide 23) Moderator

We will now host the open forum question and answer session. (Give instruction on how to ask questions).